Exhibit 5.1

300 North LaSalle

Chicago, Illinois 60654

312 862-2000 www.kirkland.com	Facsimile: 312 862-2200

April 13, 2012

CDW LLC

CDW Finance Corporation

and the Guarantors set forth below

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to CDW LLC, an Illinois limited liability company (“CDW”), CDW Finance Corporation, a Delaware corporation (“CDW Finance” and, together with CDW, the “Issuers”), CDW Direct, LLC, an Illinois limited liability company (“CDW Direct”), CDW Government LLC, an Illinois limited liability company (“CDW Government”), CDW Logistics, Inc., an Illinois corporation (“CDW Logistics”), CDW Corporation, a Delaware corporation (“Holdings” and, together with CDW Direct, CDW Government and CDW Logistics, the “Covered Parties”), and CDW Technologies, Inc., a Wisconsin corporation (“CDW Technologies” and, together with the Covered Parties, the “Guarantors” and each a “Guarantor” and, together with the Covered Parties and the Issuers, the “Registrants”). In this opinion letter, CDW Technologies is also referred to as the “Wisconsin Registrant.” This opinion letter is being delivered in connection with the proposed registration by the Issuers of up to $130,000,000 in aggregate principal amount of the Issuers’ 8.5% Senior Notes due 2019, Series B (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about April 13, 2012. Such Registration Statement, as it may be subsequently amended, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuers under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Senior Note Indenture dated as of April 13, 2011, as supplemented by the Senior Note Supplemental Indenture dated as of April 13, 2011 and as further supplemented by the Second Senior Note Supplemental Indenture dated as of May 20, 2011 and as further supplemented by the Third Senior Note Supplemental Indenture dated as of February 16, 2012 (as it may be further amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors party thereto and U.S. Bank National Association, as trustee (the

CDW LLC

CDW Finance Corporation

April 13, 2012

“Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuers’ outstanding 8.5% Senior Exchange Notes due 2019 (the “Outstanding Notes”) and the guarantees thereof, of which $130,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Issuers and the Guarantors, (ii) resolutions of the Issuers and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of February 17, 2012, by and among the Issuers, the Guarantors and Barclays Capital Inc.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Issuers and the Covered Parties), and the due authorization, execution and delivery of all documents by the parties thereto (other than the Issuers and the Covered Parties). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations or (iv) public policy considerations that may limit the rights of parties to obtain certain remedies. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of Section 10.01(f) of the Indenture (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Outstanding Notes, the Exchange Notes will be binding obligations of the Issuers and the Guarantees will be binding obligations of the Guarantors.

CDW LLC

CDW Finance Corporation

April 13, 2012

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Illinois, the Limited Liability Company Act of the State of Illinois and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that its Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Foley & Lardner LLP with respect to the Wisconsin Registrant that such Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, the corporate laws of Wisconsin. We are not licensed to practice in Wisconsin, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York, Illinois or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP